UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 15, 2005
Cardinal Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio (State or Other Jurisdiction of Incorporation)

1-11373 (Commission File Number)	31-0958666 (IRS Employer Identification Number)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices, Including Zip Code)
(614) 757-5000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Exhibit 10.01
Exhibit 99.01

Item 1.01 Entry into a Material Definitive Agreement
Amendment to Employment Agreement with a Named Executive Officer
     On September 15, 2005, Cardinal Health, Inc. (the “Company”) entered into an amendment, effective as of the same date, to an employment agreement with Ronald K. Labrum in connection with Mr. Labrum’s promotion to Chairman and Chief Executive Officer of Healthcare Supply Chain Services. The Company previously announced organizational changes that combine its distribution and logistics businesses, including its pharmaceutical distribution, medical products distribution and nuclear pharmacy services businesses, into a single operating unit. Mr. Labrum has been named to lead this operating unit. The following is a summary of the material terms of the amendment.
     The amendment increases Mr. Labrum’s annual base salary to a rate of not less than $650,000, and increases his annual bonus target to not less than 115% of his annual base salary. In addition, on September 15, 2005, Mr. Labrum was granted a stock option to purchase 84,288 common shares and 12,041 restricted share units (“RSUs”), payable in common shares, as “pull-forward” awards for the annual grant of equity awards during the fiscal year ending June 30, 2007. The option has a term of seven years and an exercise price of $62.38 per share (the fair market value of a common share on the grant date), and becomes exercisable, subject to Mr. Labrum’s continued employment, in four equal annual installments beginning on September 15, 2006. The restrictions on the RSUs will, subject to Mr. Labrum’s continued employment, lapse in three equal annual installments beginning on September 15, 2006. Mr. Labrum will not be eligible to receive an annual grant of equity awards during the Company’s fiscal year ending June 30, 2007, unless any such grant is authorized by the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company. Mr. Labrum will again be eligible to participate in the Company annual grant of equity awards beginning in the fiscal year ending June 30, 2008.
     If the Company terminates Mr. Labrum’s employment without cause or if Mr. Labrum terminates his employment within one year after a change of control that leads to a material diminution of his duties, then, under the amendment, Mr. Labrum will receive: (i) the sum of two times (A) his salary in effect on the day immediately prior to termination and (B) his annual bonus target; (ii) any vested benefits required to be paid or provided by law; and (iii) all benefits provided for under the option awards granted under the employment agreement and the amendment. Mr. Labrum also agreed in the amendment to comply with certain non-compete and non-solicitation covenants during the term of his employment and for a period of two and three years, respectively, thereafter.
     The amendment is filed as Exhibit 10.01 to this report and the description of the amendment in this report is qualified in its entirety by reference to the exhibit. Except as amended by the amendment, Mr. Labrum’s original employment agreement remains in full force and effect.
Fiscal 2006 Performance Criteria under the Management Incentive Plan
     Also on September 15, 2005, the Compensation Committee established the performance criteria for annual cash incentive awards for the fiscal year ending June 30, 2006 under the Company’s Management Incentive Plan, in which all of the Company’s executive officers participate. Such criteria relate to the achievement over a one-year performance period ending June 30, 2006 of a specified level of the Company’s return on equity (determined in accordance with generally accepted accounting principles in the United States). The Compensation Committee may exercise discretion to reduce the amount of actual awards below the amounts earned under the objective performance criteria.

Item 2.02 Results of Operations and Financial Condition
     The information set forth under this “Item 2.02 Results of Operations and Financial Condition” is intended to be furnished and such information, including Exhibit 99.01 furnished under this report, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
     On September 15, 2005, the Company issued a press release announcing certain organizational changes, which release referenced financial information for the fiscal year ended June 30, 2005. A copy of the press release is furnished under this report as Exhibit 99.01.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
10.01	First Amendment to Employment Agreement between the Registrant and Ronald K. Labrum, dated and effective as of September 15, 2005.

99.01	Press release issued by the Company on September 15, 2005, and furnished under this report.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: September 21, 2005	By:	/s/ Brendan A. Ford

		Name:	Brendan A. Ford
		Title:	Executive Vice President – Corporate
Development, Interim General Counsel and
Secretary

EXHIBIT INDEX
10.01	First Amendment to Employment Agreement between the Registrant and Ronald K. Labrum, dated and effective as of September 15, 2005.

99.01	Press release issued by the Company on September 15, 2005, and furnished under this report.